AMERICAN NATIONAL INVESTMENT ACCOUNTS, INC.
SPECIAL SHAREHOLDERS' MEETING
November 10, 2008 at 9:00 a.m.


Purposes:

1. To approve or reject a plan of Liquidation and Dissolution pursuant to which each of the American National Government Bond Portfolio, American National
High Yield Portfolio and American National International Stock Portfolio's assets will be liquidated, known liabilities satisfied and remaining proceeds distributed to shareholders.

2. Act on such other matters as may properly come before the meeting on any adjournment or adjournments thereof.


Voting Results

									FOR			AGAINST			ABSTAIN
ANIA Government Bond Fund			71.178		10.182			18.670
ANIA High Yield Fund				91.253		 8.620			 0.127
ANIA International Stock Fund		98.997		   0			 1.003

Purposes:

1. To approve or reject an Agreement and Plan of Reorganization providing for the transfer of all of the assets of the American National Small-Cap/Mid-Cap Portfolio (the "SCMC") to the American National Growth Portfolio (the "Growth Portfolio"), a separate series of the Fund, in exchange for shares of the Growth Portfolio having an aggregate net asset value equal to the value of the SCMC Portfolio's assets and the assumption by the Growth Portfolio of the SCMC Portfolio's stated liabilities (the "Reorganization"). Shares of the Growth Portfolio received by the SCMC Portfolio in the Reorganization will be distributed by the SCMC Portfolio to its shareholders in liquidation of the SCMC Portfolio, after which the SCMC Portfolio will cease operations.

2. Act on such other matters as may properly come before the meeting on any adjournment or adjournments thereof.


Voting Results

									FOR			AGAINST			ABSTAIN
ANIA Small-Cap/Mid-Cap Portfolio	93.393		6.556			0.051